Exhibit 5.1

[Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]

February 28, 2020

Fortress Transportation and Infrastructure Investors LLC
1345 Avenue of the Americas, 45th Floor
New York, New York 10105

Re:	Fortress Transportation and Infrastructure Investors LLC
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (the “Company”), in connection with the registration of 31,861,068 shares of the Company’s common shares representing limited liability company interests, par value $0.01 per share (the “Common Shares”), consisting of (i) 31,801,577 Common Shares (the “Plan Shares”), of which (A) an aggregate of 29,867,601 Common Shares may be issued pursuant to awards to be granted under the Fortress Transportation and Infrastructure Investors LLC Nonqualified Stock Option and Incentive Award Plan (the “Plan”) and (B) an aggregate of 1,933,976 Common Shares may be issued pursuant to awards granted under the Plan, and (ii) (A) an aggregate of up to 15,000 Common Shares that may be sold by the selling shareholders (the “Selling Shareholders”) named in the Registration Statement (as defined below) that may be issued upon the exercise of options granted under the Plan (the “Secondary Option Shares”) and (B) an aggregate of up to 44,491 Common Shares to be sold by the Selling Shareholders that were previously issued under the Plan (the “Secondary Shares”). The Plan Shares, the Secondary Option Shares and the Secondary Shares are collectively referred to herein as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 (File No. 333-236770) of the Company relating to, among other things, the issuance and sale by the Company and the sale by the Selling Shareholders of Common Shares from time to time, to be filed on February 28, 2020 with the Securities and Exchange Commission (the “Commission”) under the Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

Fortress Transportation and Infrastructure Investors LLC
February 28, 2020

(b) the prospectus, dated February 28, 2020 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the prospectus supplement, dated February 28, 2020 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) the Plan;

(e) an executed copy of a certificate of Kevin P. Krieger, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f) a copy of the Certificate of Formation (the “Certificate of Formation”) of the Company, as certified by the Secretary of State of the State of Delaware as of February 28, 2020 and certified pursuant to the Secretary’s Certificate;

(g) a copy of the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 27, 2019 and as in effect from and including November 27, 2019 to and including the date hereof (the “LLC Agreement”), certified pursuant to the Secretary’s Certificate;

(h) a copy of the Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 20, 2015 and as in effect from and including May 20, 2015 to and including September 11, 2019; and a copy of the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 12, 2019 and as in effect from and including September 12, 2019 to and including November 26, 2019 (collectively the “Former LLC Agreements”), each certified pursuant to the Secretary’s Certificate; and

(i) copies of certain resolutions of the Board of Directors (the “Board”) of the Company relating to the sale or resale (as the case may be) of the Shares, adopted on May 11, 2015, February 23, 2017 and February 27, 2020 and copies of certain resolutions of the Compensation Committee of the Board relating to the sale or resale (as the case may be) of the Shares, adopted on January 9, 2018, November 26, 2018, August 26, 2019 and November 13, 2019, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

Fortress Transportation and Infrastructure Investors LLC
February 28, 2020

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the LLC Agreement and each Former LLC Agreement is or was, as applicable, the only limited liability company agreement during the time of its effectiveness, as defined under the Delaware Limited Liability Company Act (the “DLLCA”), of the Company. Further, we have assumed that the Company has, and since the time of its formation has had, at least one validly admitted and existing member of the Company and (i) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by the Company or the Board or members, that would result in the liquidation, dissolution or winding-up of the Company, (ii) no event has occurred that has adversely affected the good standing of the Company under the laws of its jurisdiction of formation, and the Company has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing and (iii) no grounds exist for the revocation or forfeiture of the Certificate of Formation of the Company. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the DLLCA. The Shares may be sold from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.          The Plan Shares have been duly authorized by all requisite limited liability company action on the part of the Company under the DLLCA and, when awarded by the Board (or a committee thereof), issued, delivered and paid for in accordance with the Plan and the applicable Award Agreement (as defined below), will be validly issued and fully paid, and under the DLLCA, the holders of the Plan Shares will have no obligation to make further payments for the purchase of such Plan Shares or contributions to the Company solely by reason of their ownership of such Plan Shares except for their obligation to repay any funds wrongfully distributed to them.

2.          The Secondary Option Shares when issued upon the exercise of the outstanding options granted under the Plan will be validly issued and fully paid, and under the DLLCA, the holders of the Secondary Option Shares will have no obligation to make further payments for the purchase of such Secondary Option Shares or contributions to the Company solely by reason of their ownership of such Secondary Option Shares except for their obligation to repay any funds wrongfully distributed to them.

3.          The Secondary Shares granted under the Plan have been validly issued and fully paid, and under the DLLCA, the holders of the Secondary Shares have no obligation to make further payments for the purchase of such Secondary Shares or contributions to the Company solely by reason of their ownership of such Secondary Shares except for their obligation to repay any funds wrongfully distributed to them.

Fortress Transportation and Infrastructure Investors LLC
February 28, 2020

In the rendering the foregoing opinion, we have assumed:

(a)          that each agreement under which options are granted or awards of Common Shares are made pursuant to the Plan (each an “Award Agreement”) is consistent with the Plan and has been duly authorized, executed and delivered by the parties thereto (including the Company);

(b)          the due and proper exercise of any outstanding options granted under the Plan in accordance with the terms thereof;

(c)          that the consideration received by the Company in respect of the issuance of all Shares (including upon exercise of outstanding options) has been or will be as determined by the Board and has not been or will not be less than the par value of the Common Shares;

(d)          that an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent and the issuance of the Shares has been or will be properly recorded in the books and records of the Company; and

(e)          that the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Formation, the Former LLC Agreements or the LLC Agreement).

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJS